Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-280299) on Form S-8, Registration Statement (No. 333-224974) on Form S-8, Registration Statement (No. 333-272142) on Form S-8, and Registration Statement (No. 333-289663) on Form S-3 of Construction Partners, Inc. of our reports dated November 24, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Construction Partners, Inc. appearing in this Annual Report on Form 10-K of Construction Partners, Inc. for the year ended September 30, 2025.

/s/ RSM US LLP

Birmingham, Alabama
November 24, 2025